Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1                                                              Name and Address of Company

Bauer Performance Sports Ltd. (“BPS” or the “Company”)

100 Domain Drive

Exeter, New Hampshire

03833 USA

Item 2                                                              Date of Material Change

April 15, 2014.

Item 3                                                              News Release

A press release describing the material change was issued by the Company on April 15, 2014 through Marktewired, a copy of which has also been filed under the Company’s corporate profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) and is attached hereto as Schedule “A”.

Item 4                                                              Summary of Material Change

On April 15, 2014, the Company completed its previously announced acquisition (the “Acquisition”) of the Easton baseball and softball business and the assets formerly utilized in the Sellers’ lacrosse business (“Easton Baseball/Softball”) pursuant to the terms of an asset purchase agreement, as amended, (the “Purchase Agreement”) dated February 13, 2014, with Easton-Bell Sports, Inc. and certain of its affiliates (collectively the “Sellers”).

Item 5                                                              Full Description of Material Change

5.1                              Full Description of Material Change

Under the terms of the Purchase Agreement, the Company acquired Easton Baseball/Softball for a total all-cash consideration valued at US $330 million, plus a working capital adjustment and fees.

The Acquisition strengthens and complements the other brands across the BPS platform, which includes BAUER, MISSION, MAVERIK, CASCADE, INARIA and COMBAT. By adding Easton Baseball/Softball to its portfolio, BPS now has a stronger and more consistent revenue stream throughout its fiscal year. This strategic acquisition also contributes highly-valuable intellectual property to the Company’s extensive performance sports intellectual property portfolio.

While the Company now owns the EASTON brand and the Easton Baseball/Softball business, the Sellers have retained Easton Hockey and Easton Cycling. No other businesses from the Sellers’ portfolio were included in the Acquisition. The Company has entered into an intellectual property license agreement that allows the Sellers to continue to use the EASTON name in these two sports segments. Pursuant to an intellectual property settlement agreement, the Company and the Sellers also settled certain litigation matters related to intellectual property owned by Bauer Hockey Corp. pursuant to which, among other things, the Company received a payment of US $6 million in consideration of the settlement of such matters.

The Company will continue to operate the Easton Baseball/Softball business out of its existing Van Nuys, California headquarters and Salt Lake City, Utah distribution center. Easton Baseball/Softball’s key leadership team has joined the Company with the exception of its president, who is assisting with the transition, and will leave afterwards to pursue other interests. Cliff Hall will serve as the Executive Vice President of Easton Baseball/Softball.

The Company financed the Acquisition, as well as refinanced certain existing indebtedness, with a US $200 million secured asset-based revolving credit facility and a US $450 million secured term loan credit facility.

The Company is considering options to reduce its leverage, including repaying a portion of the senior secured loans with the proceeds of public or private offerings of equity securities, although this is dependent upon these options being available on acceptable terms.

Further details concerning the Purchase Agreement are set out in the Company’s material change report dated February 24, 2014 available on SEDAR at www.sedar.com.

There can be no assurance that an equity offering will be undertaken or completed in whole or in part or with respect to the timing of any such offering. No securities will be offered or sold in the United States or to U.S. persons absent registration under the U.S. Securities Act of 1933 or the availability of an applicable exemption from such registration. This material change report does not constitute a solicitation of an offer to purchase, or an offer to sell, securities in the United States or elsewhere.

Information in this material change report that is not current or historical factual information may constitute forward-looking information, including future-oriented financial information and financial outlooks, within the meaning of securities laws, related to the Company having a stronger and more consistent revenue stream throughout its fiscal year as a result of the Acquisition. This information is based on certain assumptions regarding expected growth, results of operations, performance, and business prospects and opportunities. While the Company considers these assumptions to be reasonable, based on information currently available, they may prove to be incorrect. Forward-looking information is subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what the Company currently expects. These risks, uncertainties and other factors include, but are not limited to: inability to introduce new and innovative products, intense competition in the equipment and apparel industries, inability to introduce technical innovation, inability to protect worldwide intellectual property rights and related litigation, inability to successfully integrate acquisitions, decrease in ice hockey, roller hockey, lacrosse and/or baseball/softball participation rates, adverse publicity, reduction in popularity of the NHL, NLL, MLB and other professional leagues in which the Company’s products are used, inability to maintain and enhance brands, reliance on third party suppliers and manufacturers, disruption of distribution chain or loss of significant customers or suppliers, cost of raw materials and shipping freight and other cost pressures, a change in the mix or timing of orders placed by customers, inability to forecast demand for products, inventory shrinkage or excess inventory, product liability claims and lawsuits, product recalls, compliance with standards of testing and athletic governing bodies, departure of senior executives or other key personnel, litigation and related matters, employment or union related matters, fluctuations in the value of certain foreign currencies in relation to the US dollar, inability to manage foreign exchange derivative instruments, general economic and market conditions, changes in consumer preferences and the difficulty in anticipating or forecasting those changes and natural disasters.

For more information on these risks, uncertainties and other factors the reader should refer to the Company’s filings with the securities regulatory authorities, including the Company’s management’s, discussion and analysis for the three and nine month periods ended February 28, 2014 and the Company’s annual information form dated August 27, 2013, both of which are available on SEDAR at www.sedar.com. To the extent any forward-looking information in this material change constitutes future-oriented financial information or financial outlooks, within the meaning of securities laws, such information is being provided to demonstrate the potential of the Company and readers are cautioned that this information may not be appropriate for any other purpose. Future-oriented financial information and financial outlooks, as with forward-looking information generally, are based on assumptions and subject to risks, uncertainties and other factors. Actual results may differ materially from what the Company currently expects. Other than as required under securities laws, the Company does not undertake to update any forward-looking information at any particular time and the Company has no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The reader should not place undue importance on forward-looking information and should not rely upon this information as of any other date. All forward-looking information contained in this material change report is expressly qualified in its entirety by this cautionary statement.

5.2                                 Disclosure for Restructuring Transactions

Not applicable.

Item 6                                                              Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7                                                              Omitted Information

Not applicable.

Item 8                                                              Executive Officer

Further information regarding the matters described in this report may be obtained from Amir Rosenthal, Chief Financial Officer and Executive Vice President of Finance and Administration at (603) 610-5805.

Item 9                                                              Date of Report

April 25, 2014.

SCHEDULE “A”

Bauer Performance Sports Completes Acquisition of Easton Baseball/Softball

See attached.

Bauer Performance Sports Completes Acquisition of Easton Baseball/Softball

- Transformative Acquisition Adds No. 1 Market Share in Baseball/Softball to Bauer Performance Sports Platform -

- Transaction Expected to be Accretive to Adjusted Earnings per Share in First Year -

EXETER, N.H. — April 15, 2014 — Bauer Performance Sports Ltd. (TSX: BAU) (“BPS” or the “Company”), a leading designer and manufacturer of high performance sports equipment and apparel, has completed the acquisition of the Easton Baseball/Softball business from Easton-Bell Sports.

Under the terms of the asset purchase agreement, BPS acquired Easton Baseball/Softball for a total all-cash consideration valued at US $330 million, plus a working capital adjustment and fees.  BPS expects the acquisition to be accretive to Adjusted Earnings per Share in the first year of ownership.

As the world’s leading and most iconic brand in diamond sports, the acquisition of Easton Baseball/Softball strengthens and complements the other brands across the BPS platform, which includes BAUER, MISSION, MAVERIK, CASCADE, INARIA and COMBAT. By adding Easton Baseball/Softball to its portfolio, BPS now has a stronger and more consistent revenue stream throughout its fiscal year.  This strategic acquisition also contributes highly-valuable intellectual property to the Company’s extensive performance sports intellectual property portfolio.

“This is the largest and most transformational acquisition in our history because it positions BPS as the No. 1 global leader in ice hockey, roller hockey, baseball and softball,” said Kevin Davis, President and CEO of BPS. “Both companies have a passion to elevate player performance and deliver innovation across every category, and together we will be able to share technologies, leverage our platform and continue growing the EASTON brand around the world.”

On a pro forma basis, the combined companies generated approximately US $593 million in annualized sales and US $95 million in Adjusted EBITDA (based on the trailing 12-months at December 31, 2013 for Easton Baseball/Softball and February 28, 2014 for BPS). This does not take into account the anticipated operational synergies and efficiencies of the integrated businesses.

While BPS now owns the EASTON brand and the Easton Baseball/Softball business, Easton-Bell Sports retains Easton Hockey and Easton Cycling. BPS has entered into a license agreement that allows Easton-Bell Sports to continue to use the EASTON name in these two sports segments. No other businesses from the Easton-Bell Sports portfolio were included in the acquisition.

BPS will continue to operate the Easton Baseball/Softball business out of its existing Van Nuys, Calif. and Salt Lake City, Utah locations. Easton Baseball/Softball’s key leadership team has joined BPS with the exception of its president, who is assisting with the transition, and will leave afterwards to pursue other interests.  Cliff Hall will serve as the Executive Vice President of Easton Baseball/Softball.

“The team at Easton Baseball and Softball has built a winning record since the launch of its first aluminum bat in 1972,” said Hall.  “The acquisition by BPS will build on Easton Baseball and Softball’s tradition of developing game-changing technologies that has positioned it as the world’s leading and most recognized brand in diamond sports. We are excited about the opportunities ahead as we look to further invest across our product categories and grow our brand.”

Transaction Financing

BPS financed the acquisition, as well as refinanced certain existing indebtedness, with a US $200 million asset-backed revolving credit facility and the issuance of US $450 million in senior secured loans.

The Company is considering options to reduce its leverage, including repaying a portion of the senior secured loans with the proceeds of public or private offerings of equity securities, although this is dependent upon these options being available on acceptable terms.

About Bauer Performance Sports Ltd.

Bauer Performance Sports Ltd. (TSX: BAU) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel.  The Company has the most recognized and strongest brands in ice hockey, roller hockey, baseball and softball, and holds the top global market share positions in these sports. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. For more information, visit www.bauerperformancesports.com.

Non-IFRS Measures

This press release uses the following non-IFRS measures: EBITDA and Adjusted EBITDA, Adjusted Earnings per Share and Adjusted Net Income/Loss. The foregoing non-IFRS measures are defined as follows: Adjusted EBITDA is defined as EBITDA (net income adjusted for income tax expense, depreciation and amortization, losses related to amendments to the credit facility, gain or loss on disposal of fixed assets, net interest expense, deferred financing fees, unrealized gains/losses on derivative instruments, and realized and unrealized gains/losses related to foreign exchange revaluation) before restructuring and other one-time or non-cash charges associated with acquisitions, other one-time or non-cash items, pre-initial public offering sponsor fees, costs related to share offerings, as well as share-based payment expenses. Adjusted Earnings per Share is defined as Adjusted Net Income/Loss divided by the weighted average diluted shares outstanding. Adjusted Net Income/Loss is defined as net income adjusted for all unrealized gains/losses related to derivative instruments and unrealized gains/losses related to foreign exchange revaluation, non-cash or incremental charges associated with acquisitions, amortization of acquisition-related intangible assets for acquisitions since the Company’s initial public offering, costs related to share offerings, share-based compensation expense and other non-cash or one-time items.

The Company believes that these non-IFRS measures provide useful information to both management and investors in measuring financial performance. These measures do not have a standard meaning prescribed by IFRS and therefore, they may not be comparable to similarly titled measures presented by other publicly traded companies, and should not be construed as an alternative to other financial measures determined in accordance with IFRS. These non-IFRS measures are provided as additional information to complement IFRS measures by providing further understanding of operations from management’s perspective. Accordingly, non-IFRS measures should never be considered in isolation nor as a substitute to using net income as a measure of profitability or as alternative to the IFRS consolidated statements of income or other IFRS statements.

Forward-Looking Statements

There can be no assurance that an equity offering will be undertaken or completed in whole or in part or the timing of any such transaction. No securities will be offered or sold in the United States or to U.S. persons absent registration under the U.S. Securities Act of 1933 or the availability of an applicable exemption from such registration. This press release does not constitute a solicitation of an offer to purchase, or an offer to sell, securities in the United States or elsewhere.

This press release includes forward-looking statements within the meaning of applicable securities laws, including with respect to the acquisition of Easton Baseball/Softball being accretive to Adjusted Earnings per Share in the first year of ownership, the anticipated benefits of such acquisition, including, among others, potential revenue growth, increased baseball/softball market share, the timing and scope of anticipated synergies and operational efficiencies, the effective acquisition multiple and accretion (which may be impacted by the offering price of any private or public equity offering and other final financing arrangements), the availability of any private or public equity offering, expectations regarding a stronger and more consistent revenue stream throughout the Company’s fiscal year, the successful expansion of the Easton Baseball/Softball brand and the continued development of technological advancements and innovation.

The pro forma information set forth in this press release should not be considered to be what the actual financial position or other results of operations would have necessarily been had the Company and Easton Baseball/Softball operated as a single combined company, as, at, or for the periods stated.

Forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. The words “may”, “will”, “would”, “should”, “could”, “expects”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements. Forward-looking statements, by their nature, are based on assumptions, including those described herein and are subject to important risks and uncertainties. Many factors could cause the combined Company’s actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors: inability to introduce new and innovative products, intense competition in the equipment and apparel industries, inability to introduce technical innovation, inability to protect worldwide intellectual property rights and related litigation, inability to successfully integrate acquisitions, decrease in ice hockey, roller hockey, lacrosse and/or baseball/softball participation rates, adverse publicity, reduction in popularity of the NHL, NLL, MLB and other professional leagues in which our products are used, inability to maintain and enhance brands, reliance on third party suppliers and manufacturers, disruption of distribution chain or loss of significant customers or suppliers, cost of raw materials and shipping freight and other cost pressures, a change in the mix or timing of orders placed by customers, inability to forecast demand for products, inventory shrinkage or excess inventory, product liability claims and lawsuits, product recalls, compliance with standards of testing and athletic governing bodies, departure of senior executives or other key personnel, litigation and related matters, employment or union related matters, fluctuations in the value of certain foreign currencies in relation to the US dollar, inability to manage foreign exchange derivative instruments, general economic and market conditions, changes in consumer preferences and the difficulty in anticipating or forecasting those changes, natural disasters, as well as the factors identified in the “Risk Factors” section of the Company’s MD&A for the third quarter of fiscal 2014 and the Annual Information Form dated August 27, 2013, both of which are available on SEDAR at www.sedar.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:

Amir Rosenthal

Chief Financial Officer

Tel 1-603-610-5802

investors@bauerperformancesports.com

Investor Relations:

Liolios Group Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BAU@liolios.com

Media Contact:

Tory Mazzola

Global Communications Manager

Tel 1-603-430-2111

media@bauerperformancesports.com